UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2017

Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1225 Old Highway 8 NW
St. Paul, Minnesota 55112-6416
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Lease Agreement

On March 30, 2017, Cardiovascular Systems, Inc. (the “Company”) entered into a Lease Agreement (the “Lease Agreement”) with Krishna Holdings, LLC; Apex Holdings, LLC; Kashi Associates, LLC; Keva Holdings, LLC; S&V Ventures, LLC; Polo Group LLC; SPAV Holdings LLC; Star Associates LLC; and The Global Villa, LLC (collectively, “Landlord”). The description of the Lease Agreement is set forth in Item 2.01 of this report and is incorporated into this Item 1.01 by reference.

The description of the material terms of the Lease Agreement contained in this report does not purport to be a complete description of the Lease Agreement and is qualified in its entirety by reference to the full text of the Lease Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017.

Loan Agreement

On March 31, 2017, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”). The Loan Agreement provides for a senior, secured revolving credit facility (the “Revolver”) of $40.0 million (the “Maximum Dollar Amount”).

Advances under the Revolver may be made from time to time up to the Maximum Dollar Amount, subject to certain borrowing limitations. The Revolver has a maturity date of March 31, 2020 and bears interest at a floating per annum rate equal to the Wall Street Journal prime rate, less 0.25%. Interest on borrowings is due monthly and the principal balance is due at maturity. Borrowings are based on (i) 85% of eligible domestic accounts receivable, (ii) the lesser of 50% of eligible inventory or $5.0 million, and (iii) $10.0 million, subject to adjustment as defined in Loan Agreement. Upon the Revolver’s maturity, any outstanding principal balance, unpaid accrued interest, and all other obligations under the Revolver will be due and payable. The Company will incur a fee equal to 1% of the Maximum Dollar Amount upon termination of the Loan Agreement or the Revolver for any reason prior to the maturity date, unless refinanced with SVB.

The Company’s obligations under the Loan Agreement are secured by certain of the Company’s assets, including, among other things, accounts receivable, deposit accounts, inventory, equipment, general intangibles and records pertaining to the foregoing. The collateral does not include the Company’s intellectual property, but the Company has agreed not to encumber its intellectual property without the consent of SVB. The Loan Agreement contains customary covenants limiting the Company’s ability to, among other things, incur debt or liens, make certain investments and loans, enter into transactions with affiliates, undergo certain fundamental changes, dispose of assets, or change the nature of its business. In addition, the Loan Agreement contains financial covenants requiring the Company to maintain, at all times when any amounts are outstanding under the Revolver, either (i) minimum unrestricted cash at SVB and unused availability on the Revolver of at least $10.0 million or (ii) minimum trailing three-month Adjusted EBITDA of $1,000,000. If the Company does not comply with the various covenants under the Loan Agreement, the interest rate on outstanding amounts will increase by 5% and SVB may, subject to various customary cure rights, decline to provide additional advances under the Revolver, require the immediate payment of all amounts outstanding under the Revolver, and foreclose on all collateral.

Upon entering into the Loan Agreement, the Company paid SVB a non-refundable commitment fee of $80,000. The Company is required to pay a fee equal to 0.35% per annum on the unused portion of the Revolver, payable quarterly in arrears. SVB’s obligations to advance funds under the Revolver are subject to an initial collateral examination to be completed within 90 days of the effective date of the Loan Agreement. The Company is not obligated to draw any funds under the Revolver and no amounts are outstanding as of the date of this report.

The description of the material terms of the Loan Agreement contained in this report does not purport to be a complete description of the Loan Agreement and is qualified in its entirety by reference to the full text of the Loan Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously reported, on December 29, 2016, the Company entered into a Purchase and Sale Agreement (the “Sale Agreement”) with Krishna Holdings, LLC (“Buyer”), providing for the sale of the Company’s headquarters facility in St. Paul, Minnesota (the “Facility”). The Sale Agreement was subsequently amended on February 2, 2017, February 15, 2017, February 23, 2017 and March 1, 2017 to amend the cash purchase price of the Facility to $21.5 million, extend Buyer’s due diligence period and the closing date, and amend certain provisions of the form of Lease Agreement.

On March 30, 2017, the sale of the Facility under the Sale Agreement closed. The Company received net proceeds, following expenses, of approximately $20.9 million. The net proceeds are to be used for working capital and general corporate purposes.

As described above, the Company entered into the Lease Agreement with Landlord concurrently with the closing of the sale of the Facility. Under the Lease Agreement, the Company will lease the Facility from Landlord. The Lease Agreement will have an initial term of fifteen years, with four consecutive renewal options of five years each, with a base annual rent in the first year of $1,637,500 and annual escalations of 3%.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures under Item 1.01 and Item 2.01 of this report are incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 3, 2017

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley Chief Financial Officer